UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 28, 2017

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	001-35218	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Wood Avenue South., Suite 302 Iselin, NJ		08830
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (732) 201-4189

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04
Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported, on January 29, 2016, Echo Therapeutics, Inc. (the “Company”) issued $1,787,000 principal amount of 10% senior secured convertible notes of the Company (the “Notes”) to certain institutional and other accredited investors (the “Investors”). The Company’s obligation to repay amounts due under the Notes is secured by a security interest and lien on substantially all of the assets of the Company. The principal amount of the Notes plus $38,086 of accrued but unpaid interest was due and payable on January 28, 2017. Due to the financial condition of the Company, the Company was unable to make payment. As a result, the interest rate on the Notes increased from 10% to 15%. The Company is attempting to negotiate a resolution with the Investors to obtain appropriate forbearance and/or waivers in order to allow the Company additional time to consummate one or more financings sufficient to capitalize the Company. There can be no assurance that the Company will be successful in obtaining such forbearance and/or waivers or consummating any financing. Failure to obtain such forbearance and/or waivers and consummate an acceptable financing may result in the Company’s inability to continue as a going concern and could lead to foreclosure upon the Company’s assets by the collateral agent for the Investors.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: February 2, 2017	By: /s/ Alan W. Schoenbart
Alan W. Schoenbart
Interim Chief Executive Officer